Exhibit 19.1

ADOPTED SEPTEMBER 29, 2025

Phoenix Energy One, LLC
Insider Trading Compliance Policy

Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Phoenix Energy One, LLC (together with its subsidiaries and Phoenix Equity Holdings, LLC, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors and employees of the Company. The Company has also determined that this Policy applies to any other persons (or entities) with access to material nonpublic information, including contractors and consultants. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) but note that this Policy still applies to all employees regardless of their title of whether they are defined as an officer under the Exchange Act. Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information. Officers, directors, employees, and any other persons (or entities) with access to material nonpublic information, including contractors and consultants, together with any other person designated as being subject to this Policy by the Chief Legal Officer or his or her designee(s) (the “Compliance Officer”), are referred to collectively as “Covered Persons.” Please note that this Policy is in addition to all other policies adopted by the Company, now or hereafter, as such may be amended, including the Related Person Transaction Policy and Procedures.

Questions regarding this Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy at the direction of the Company’s Board of Directors.

Policy Statement

Unless otherwise permitted by this Policy, no Covered Person shall:

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purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
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purchase, sell, gift or otherwise transfer any security of any other company, while in possession of material nonpublic information about the other company obtained in connection with your employment by or service to the Company, including any competitor of the Company or any vendor, supplier or third party exploration and production operator;
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directly or indirectly communicate material nonpublic information concerning the Company to anyone outside the Company unless in accordance with Company policy regarding confidential information and pursuant to a confidentiality agreement approved by the Chief Legal Officer; or
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directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

“Securities” includes stocks including any preferred shares, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as asset backed securities and any derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of a security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material depending on the facts and circumstances.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts (or guidance);
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possible mergers, acquisitions, tender offers, or dispositions or assets, business units or other companies;
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the payment of dividends or distributions or the redemption of securities by the issuer;
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major new products, product developments, drilling plans and drilling schedule;
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important business developments, such as developments regarding strategic collaborations;
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management or control changes, including officers and directors;
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significant financing developments, including pending public sales or offerings of debt or equity securities or the entering into credit facilities or other borrowing arrangements;
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defaults on borrowings or other contractual covenants;
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bankruptcies of a company or of a significant vendor, supplier or customer;
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cybersecurity or data security incidents;
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significant environmental issues, including rig blowouts; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in securities of the Company or other issuer of securities.

Quarterly Blackout Periods

The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this Policy. Until the Compliance Officer designates different persons, the quarterly blackout period applies to all Covered Persons.

The quarterly blackout period:

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begins on the 15th day of the last month of each fiscal quarter; and
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ends after completion of the second trading day after the earlier of the earnings release for that quarter or the filing of the periodic report (Form 10-Q or 10-K).

A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to release earnings on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If the Company were to release earnings on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. Any question as to whether information is publicly available shall be directed to the Compliance Officer.

Additional Blackout Periods

From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect. Additional blackout periods will be communicated by the Compliance Officer to the Persons subject to the additional blackout period by email or other means as determined by the Compliance Officer.

Pre-Clearance of Transactions

The Compliance Officer will designate a list of persons (each, a “Pre-Clearance Person”) who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

A request for pre-clearance must be in writing, should be made at least three (3) business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. Pre-clearance approval will remain valid for five (5) business days for transactions without a proposed transaction date. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed and the Pre-Clearance Person must not proceed.

Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with applicable law. None of the Company, the Compliance Officer, the Chief Financial Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

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transactions directly with the Company (excluding redemptions by the Company of debt securities that are not publicly traded);
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gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
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transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
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“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
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transactions under a pre-cleared Rule 10b5-1 plan.

Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies the conditions of Rule 10b5-1 and has been pre-approved by the Compliance Officer.

The Compliance Officer may impose such other conditions on the implementation and operation of a Trading Plan as the Compliance Officer deems necessary or advisable.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the Compliance Officer.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan. Approval of a Trading Plan should not be understood to represent legal advice by the Company that a Trading Plan complies with applicable law or that trading under a Trading Plan complies with applicable law.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are strictly prohibited by this Policy. Short sales are sales of securities that the insider does not own at the time of sale, or sales of securities against which the insider does not deliver the securities within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are strictly prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

Policy Administration

The Compliance Officer has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Compliance Officer. The Board of Directors will approve any waiver of the terms of this Policy for directors or officers (those designated as officers pursuant to Section 16 of the Exchange Act).

Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.